Exhibit 10.8

STOCK OPTION GRANT

BSD Medical Corporation

Notice of Grant of Stock Option

Clinton E. Carnell Jr.
2891 West View Trail
Park City, UT 84098

Dear Clint,

1. Grant of Option. BSD Medical Corporation (the "Company"), hereby grants to you an option (the "Option") to purchase common shares of the Company (the "Shares") in connection with your acceptance of an offer to become the President and Chief Executive Officer of the Company. The Option is an inducement material to your entry into employment with the Company pursuant to NASDAQ Listing Rule 5635(c)(4). The number of Shares and the exercise price per share (the "Exercise Price") are set forth below. The Option is not granted pursuant to the Company’s 1998 Stock Incentive Plan (the “Plan”); however, as referenced in Section 5 herein, the Option is subject to Section 13 of the Plan, a copy of which is attached hereto.

Status of Option:	_____ Incentive Stock Option
__X__ Non-Incentive Stock Option

Exercise Price per Share:	$0.46

Date of Grant:	November 10, 2014

Expiration Date:	November 10, 2024

Number of Shares Subject to Option:	1,400,000

2. Vesting of Option. The cumulative number of Shares subject to purchase at any particular time is referred to as "Vested Shares." The Option may be exercised according to the following vesting schedule.

Number of full Months after date of this Agreement	Percent of Option Shares that are Vested
12	33.1/3%
24	66.2/3%
36	100%

Unless the termination of your employment results from your death or disability, the Option shall expire on the earlier of the Expiration Date set forth above or three (3) months after termination of your employment. In the event that the termination of your employment results from your death or disability, the Option shall expire on the earlier of the Expiration Date set forth above or six (6) months after termination of your employment, and can be exercised either by you, or in the case of your death, by your beneficiary/beneficiaries.

3. Manner of Exercise. The Option shall be exercisable by delivery to the Company of an executed written Notice of Stock Option Exercise and Agreement (“Notice”) in such form as may be approved by the Company, which shall set forth your decision to purchase all or a portion of the Vested Shares and the number of Shares to be purchased.

Your notice shall be accompanied by full payment of the Exercise Price for the Shares being purchased, to be paid in cash or by bank check. Alternatively, the Exercise Price may be paid by surrender of issued and outstanding common shares of the Company having a fair market value equal to the Exercise Price, or by any combination thereof.

When the Company has received such Notice and payment, the Company shall issue a certificate or certificates representing the Shares purchased, registered in your name or in the name of your legal representative or other successor (the "Holder").

4. Stock Splits. The number of Shares covered by the Option, and the Purchase Price, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of the Company’s common stock resulting from a subdivision or consolidation of such shares or the payment of a share dividend or any other increase or decrease in the number of shares affected without receipt of consideration by the Company. If the Company shall be the surviving Company in any merger or consolidation, the Option shall apply to the number of securities to which you would have been entitled if you had been the owner of the Shares on the date of the merger or consolidation. If there is a merger, consolidation, sale of assets or similar transaction involving the Company, and which the Company is not the surviving entity, then the Company shall obtain the agreement of the successor in such transaction to assume the obligations of the Company hereunder, by substituting an equivalent option for the option granted hereby.

5. Sale, Merger or Substantial Change of Control of Company. In the event of any acquisition, merger, substantial change of control of the Company, or other similar transaction, at the time of such event, the Option to purchase all of the Shares herein granted to you shall become immediately vested and shall become exercisable. In addition, in the event the Board of Directors of the Company exercises its rights to terminate the Option pursuant to Section 13(b)(iii) under the Plan, the Option will become immediately vested and shall become exercisable on the first day of the 30-day period prior to the consummation of the Transaction (as defined in the Plan).

6. Legends on Certificates. Each certificate representing the Shares issued pursuant to your exercise of the Option may have impressed thereon such restrictive legends as the Company deems appropriate to assure compliance with applicable securities laws.

7. Exercise Not Required. You have no obligation to exercise the Option, and you will have no rights as a stockholder of the Company in connection with the Shares until you exercise the Option, in whole or in part, and the Company has issued to you a certificate representing your Shares.

Should you have any questions in regard to the Option, please contact the undersigned or any other officer of the Company. If you agree to the terms of this letter, please execute and return this Agreement.

For the Company:	_/s/ William S. Barth
Name

Chief Financial Officer
Title

I understand and agree to the foregoing terms.

Holder:	_/s/ Clint Carnell
Signature of Execution

In the event of my death, I hereby declare the following as my beneficiary/beneficiaries (use back of page if more space is required):

Primary Beneficiary/Beneficiaries:

Name	Relationship	Percent	S. S. No.

____________________________	________________	_______________	____________

____________________________	________________	_______________	____________

____________________________	________________	_______________	____________

Secondary Beneficiary/Beneficiaries if all of your Primary Beneficiary/Beneficiaries are not living:

Name	Relationship	Percent	S. S. No.

____________________________	________________	_______________	____________

____________________________	________________	_______________	____________

____________________________	________________	_______________	____________